Exhibit 10.1

September 19, 2008

Howard H. Pien

c/o Medarex, Inc.

707 State Road

Princeton, NJ 08540

Dear Howard:

Last year, in connection with your acceptance of the job of President and Chief Executive Officer of Medarex, Inc. (the “Company”), you were awarded, in addition to stock options, 300,000 shares of restricted stock under the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”), including 75,000 shares of Company common stock vesting on June 14, 2012, with the possibility of accelerated vesting beginning in 2010 under certain conditions (the “Performance Stock Grant”).

It has recently come to our attention that Section 4 of the Plan states that, in any fiscal year, a maximum of 200,000 shares of Restricted Stock (as defined in the Plan), plus an additional 50,000 shares of Restricted Stock in connection with commencement of employment, may be granted to any Plan participant.

Therefore, to enable the Company to comply with the Plan, we hereby request your consent to the rescission of the grant of 50,000 shares of Restricted Stock that were awarded to you in 2007 as part of the Performance Stock Grant.  If such rescission occurs, you would continue to own, subject to the restrictions set forth in the original grant, the remaining 25,000 shares originally awarded to you as part of the Performance Stock Grant.

Please acknowledge your consent to such rescission by executing below.

Sincerely,

MEDAREX, INC.

By:	/s/Christian S. Schade
Christian S. Schade
Chief Financial Officer

Agreed and Acknowledged

this 30th day of September, 2008

/s/ Howard H. Pien
Howard H. Pien